    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 4, 2003


                                                     REGISTRATION NO. 333-108131
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                             ---------------------


                                AMENDMENT NO. 2

                                       TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                             ---------------------

                        UNITED STATES STEEL CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                    DELAWARE                                        25-1897152
(STATE OR OTHER JURISDICTION OF INCORPORATION OR     (I.R.S. EMPLOYER IDENTIFICATION NUMBER)
                 ORGANIZATION)

                        UNITED STATES STEEL CORPORATION
                          600 GRANT STREET, ROOM 1500
                           PITTSBURGH, PA 15219-2800
                                 (412) 433-1121
    (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                  OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                             ---------------------

                              DAN D. SANDMAN, ESQ.
            VICE CHAIRMAN AND CHIEF LEGAL & ADMINISTRATIVE OFFICER,
                         GENERAL COUNSEL AND SECRETARY
                        UNITED STATES STEEL CORPORATION
                                600 GRANT STREET
                           PITTSBURGH, PA 15219-2800
                                 (412) 433-1121
      (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING
                        AREA CODE, OF AGENT FOR SERVICE)

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time following the effective date of this registration statement.

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act"), other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
------------------

    If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE

-----------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------
                                                              PROPOSED MAXIMUM     PROPOSED MAXIMUM       AMOUNT OF
             TITLE OF SHARES                AMOUNT TO BE      AGGREGATE PRICE     AGGREGATE OFFERING    REGISTRATION
            TO BE REGISTERED                 REGISTERED           PER UNIT             PRICE(1)              FEE
-----------------------------------------------------------------------------------------------------------------------
Common Stock, par value $1.00 per
  share..................................     3,000,000           $16.995            $50,985,000         $4,124.69+
-----------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------

(1) Calculated pursuant to rule 457(c), based on the average of the high and low price for the shares of United States Steel Corporation common stock on the New York Stock Exchange Composite Tape for August 14, 2003.

 + Previously paid.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION (THE "COMMISSION"), ACTING PURSUANT TO SECTION 8(a), MAY DETERMINE.

PURSUANT TO RULE 429 UNDER THE SECURITIES ACT OF 1933, THE PROSPECTUS INCLUDED IN THIS REGISTRATION STATEMENT WILL ALSO BE USED FOR PURPOSES OF SECTION 10(a)(3) OF THE ACT IN CONNECTION WITH SECURITIES REGISTERED ON FORM S-3, REGISTRATION NUMBER 333-75148.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                   Prospectus

                     [UNITED STATES STEEL CORPORATION LOGO]
                        UNITED STATES STEEL CORPORATION

                           Dividend Reinvestment and
                              Stock Purchase Plan

                        3,000,000 Shares of Common Stock
                       Our Common Stock is traded on the
                 New York Stock Exchange under the symbol "X".

                 Investing in our Common Stock involves risks.

                    See "Risk Factors" beginning on page 4.



                The price you pay for all Shares of Common Stock


            will be based upon the price of the stock in the market.


                On December    , 2003, the closing price of our

                      Common Stock was $   .   per share.

                             ---------------------

     Neither the Securities and Exchange Commission nor any state securities regulators has determined whether this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                             ---------------------


                               December    , 2003

                               TABLE OF CONTENTS


                                                                PAGE
                                                               ------
Summary.....................................................        3
     Plan Introduction......................................        3
     Information About U. S. Steel..........................        3
Risk Factors................................................        4
     Risks Related to Our Industry..........................        4
     Risks Related to Our Business..........................        5
     Risks Associated with the Acquisition of the National
      Steel Assets..........................................       14
     Risks Related to the Separation........................       15
Forward-Looking Information.................................       18
The Plan....................................................       19
     Enrollment.............................................       19
     Administrator of the Plan..............................       20
     Investment Options and Limitations.....................       20
     Limitations on Purchases...............................       22
     Aggregation of Plan Accounts for Purpose of
      Limitations...........................................       22
     Waiver of Limitations..................................       22
     Purchase of Shares for the Plan........................       23
     Purchases Exceeding Plan Limits--Discount in Effect....       23
     Control over Purchases.................................       25
     Sale of Shares for the Plan............................       25
     Safekeeping of Your Stock Certificates and Book
      Entry.................................................       25
     Gifts, Transfers and Pledges of Shares.................       26
     Issuance of Certificates...............................       27
     Tracking Your Investments..............................       27
     U.S. Federal Income Tax Information....................       27
     Miscellaneous..........................................       28
Use of Proceeds.............................................       29
Plan of Distribution........................................       29
For More Information About U. S. Steel......................       30
Documents Incorporated by Reference.........................       30
Experts.....................................................       31
Legal Matters...............................................       31
Schedule I--List of Important Dates through 2007............     SI-1
Schedule II--Plan Service Fees..............................    SII-1
Schedule III--Additional Information........................   SIII-1


YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR INFORMATION THAT WE HAVE REFERRED YOU TO. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT.

THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITIES OTHER THAN THOSE TO WHICH IT RELATES OR AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, THE SECURITIES TO WHICH IT RELATES IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS NOT LAWFUL TO MAKE ANY SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                                    SUMMARY
 PLAN INTRODUCTION

                        UNITED STATES STEEL CORPORATION
                 DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN


United States Steel Corporation ("U. S. Steel" or "USS") is pleased to send you this prospectus describing the United States Steel Corporation Dividend Reinvestment and Stock Purchase Plan (the "Plan"). The Plan provides a simple and convenient method to make an initial investment in U. S. Steel, purchase additional shares of U. S. Steel common stock and to have cash dividends automatically reinvested.


IF YOU ARE ALREADY PARTICIPATING IN THE PLAN, NO ACTION IS REQUIRED.

Some of the significant features of the Plan include:

     -- Enrollment through initial direct stock purchase.
     -- Purchases through the reinvestment of quarterly dividends of up to $15,000 (more with permission of U. S. Steel).

     -- Purchase of Shares through optional cash investments (minimum $50) up to $10,000 per month (more with permission of U. S. Steel).

     -- Option of monthly investment through automatic bank debits.

     -- Optional cash investments generally invested within a week of receipt.

     -- Purchase of shares at a discount of up to 3% from time to time, upon notice from U. S. Steel.
     -- Simplified record keeping, with quarterly statements of your Plan account.
     -- Option to deposit shares for safekeeping.

Please note, Plan service fees have changed. Please see Schedule II for more information about these fees.


Your participation is entirely voluntary and you may terminate your participation at any time. Once you are enrolled in the Plan, your enrollment will be continued unless you notify the General Administrator otherwise. If you wish to join the Plan or change your investment option, please complete and sign an authorization form and return it to the appropriate Administrator (see
Schedule III for information about the Administrators).

 INFORMATION ABOUT U. S. STEEL

U. S. Steel, through its domestic operations, is engaged in the production, sale and transportation of steel mill products, coke, and taconite pellets; the management of mineral resources; real estate development; and engineering and consulting services and, through its European operations, which includes U.S. Steel Kosice located in the Slovak Republic ("USSK") and U.S. Steel Balkan, d.o.o. headquartered in the Republic of Serbia ("USSB"), in the production and sale of steel mill products and coke. Certain business activities are conducted through joint ventures and partially owned companies. U. S. Steel's principal executive offices are located at 600 Grant Street, Pittsburgh, PA 15219-2800, and its telephone number is (412) 433-1121.

                                  RISK FACTORS

You should carefully consider the following risk factors and the other information contained elsewhere or incorporated by reference in this prospectus and the prospectus supplement before making an investment decision.

The historical statistical and financial information prior to June 30, 2003 included in this prospectus does not allow for the effects of our purchase of the assets of National Steel Corporation on May 20, 2003.
 RISKS RELATED TO OUR INDUSTRY


OVERCAPACITY IN THE STEEL INDUSTRY MAY CAUSE OUR PRODUCTION LEVELS AND SHIPMENTS TO DECLINE.


There is an excess of global steel-making capacity over global consumption of steel products. This has caused shipment and production levels for our domestic operations to vary from year to year and quarter to quarter, affecting our results of operations and cash flows. Over the past six years, our domestic steel shipments have varied from a high of 11.6 million net tons in 1997 to a low of 9.8 million net tons in 2001. Production levels as a percentage of capacity have ranged from a high of 96.5% in 1997 to a low of 78.9% in 2001.


THE STEEL BUSINESS IS CYCLICAL. ECONOMIC DOWNTURNS PUT PRESSURE ON OUR FINANCIAL RESOURCES.



Demand for most of our products is cyclical in nature and sensitive to general economic conditions, including currency fluctuations. Our business supports cyclical industries such as the automotive, appliance, construction and energy industries. As a result, downturns in the domestic and global economies, or any of our customers' industries, could put pressure on our financial resources to weather the negative impact such downturns have on our operations and cash flows.



Because we and other integrated steel producers generally have high fixed costs, reduced volumes result in operating inefficiencies, such as those experienced in 2001. Over the past six years, our net income has varied from a high of $452 million in 1997 to a loss of $218 million in 2001 as our domestic steel shipments have varied from a high of 11.6 million net tons in 1997 to a low of
9.8 million net tons in 2001.



IMPORTS OF UNFAIRLY TRADED STEEL MAY DEPRESS DOMESTIC PRICE LEVELS AND REDUCE OUR RESULTS OF OPERATIONS AND CASH FLOWS.



We believe steel imports into the United States involve widespread dumping and subsidy abuses and the remedies provided by United States law to private litigants are insufficient to correct these problems. Imports of steel involving dumping and subsidy abuses depress domestic price levels. This would reduce our revenues, income and cash flows.



THE TERMINATION OF THE REMEDIES UNDER SECTION 201 OF THE TRADE ACT COULD DEPRESS DOMESTIC PRICES AND REDUCE OUR RESULTS OF OPERATIONS AND CASH FLOWS.



On December 4, 2003, President Bush announced the termination of the remedies under Section 201 of the Trade Act of 1974. The 201 remedies, which became effective on March 5, 2002, pertained to imports entering the United States on and after March 20, 2002 and provided for tariffs and quotas on some steel products for three years with the tariff rates dropping and the quotas increasing on the first and second anniversaries of the relief. These quotas and tariffs had been set to expire in March 2005. The early termination of these 201 remedies could have an adverse effect on our results (see "Imports of unfairly traded steel may depress domestic price levels and reduce our results of operations and cash flows", above), particularly if the economy suffers a downturn.

COMPETITION FROM OTHER MATERIALS REDUCE FUTURE MARKET PRICES AND/OR THE DEMAND FOR STEEL PRODUCTS.



In many applications, steel competes with other materials, such as aluminum, cement, composites, glass, plastic and wood. Competition from these materials as well as other substitutes for steel products could reduce future market prices and/or the demand for steel products.



STEEL MAKING OPERATIONS ARE SUBJECT TO BUSINESS INTERRUPTIONS AND CASUALTY LOSSES THAT MAY SIGNIFICANTLY REDUCE OUR CASH FLOWS.



Steel making, product movement and raw material operations are subject to unplanned events such as explosions, fires, inclement weather, power outages, accidents and transportation interruptions. Our cash flows and our ability to serve our customers may be significantly reduced by such events.

 RISKS RELATED TO OUR BUSINESS


MANY LAWSUITS HAVE BEEN FILED AGAINST US INVOLVING ASBESTOS-RELATED INJURIES; THE OUTCOME OF THESE LAWSUITS COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR RESULTS OF OPERATIONS AND CASH FLOW IN ANY GIVEN PERIOD.



We are a defendant in a large number of active cases in which, as of September 30, 2003, approximately 16,000 plaintiffs have filed claims alleging injury resulting from exposure to asbestos. These claims fall into three major groups:
(1) claims made under certain federal and general maritime laws by employees of the Great Lakes Fleet or Intercoastal Fleet, former operations of U. S. Steel;
(2) claims made by persons who allegedly were exposed to asbestos at U. S. Steel facilities; and (3) claims made by industrial workers allegedly exposed to an electrical cable product formerly manufactured by U. S. Steel. These cases allege a variety of respiratory and other diseases based on alleged exposure to asbestos; approximately 200 plaintiffs allege they are suffering from mesothelioma. The potential for damages may be greater in cases in which the plaintiffs can prove mesothelioma, although in many such cases, the plaintiffs have been unable to establish any casual relationship to U. S. Steel or its products or premises. While U. S. Steel has excess casualty insurance, these policies have multi-million dollar self-insured retentions and, to date, U. S. Steel has not received any payments under these policies relating to asbestos claims. In most cases, this excess casualty insurance is the only insurance applicable to asbestos claims and it is not likely insurance coverage will be available for any particular asbestos claim.



On March 28, 2003, a jury in Madison County, Illinois returned a verdict against
U. S. Steel for $50 million in compensatory damages and $200 million in punitive damages. The plaintiff, an Indiana resident, alleged he was exposed to asbestos while working as a U. S. Steel employee at our Gary Works in Gary, Indiana from 1950 to 1981 and that he suffers from mesothelioma as a result. U. S. Steel settled this case for substantially less than the verdict and the impact was included in our results for the first quarter of 2003 and the nine months ended September 30, 2003. We believe this verdict was aberrational, that the court erred as a matter of law by failing to find that the plaintiff's exclusive remedy was provided by the Indiana workers' compensation law and that this issue and other errors at trial would have enabled U. S. Steel to succeed on appeal. We view the verdict and resulting settlement in the Madison County case as aberrational, and we believe that the likelihood of similar results in other cases is remote, although not impossible. The foregoing statements of our views and beliefs are forward-looking statements. The outcome of asbestos-related litigation is subject to substantial uncertainties including (among other things) factual and legal determinations, and actual results could differ materially from those expressed in the forward-looking statements.

WE HAVE A SUBSTANTIAL AMOUNT OF INDEBTEDNESS AND OTHER OBLIGATIONS THAT LIMIT OUR ACCESS TO THE FINANCIAL MARKETS AND REQUIRE OUR OPERATIONS TO SUPPORT SIGNIFICANT DEBT SERVICE PAYMENTS.



As of September 30, 2003, we were liable for indebtedness of approximately $1.9 billion. This does not include obligations of Marathon for which we are contingently liable and that are not recorded on our balance sheet. As of September 30, 2003, such obligations of Marathon were $68 million. We may incur other obligations for working capital, refinancing of a portion of the $1.9 billion referred to above or for other purposes. This substantial amount of indebtedness and related covenants limits our access to financial markets and requires our operations to support significant debt service payments.


Our high degree of leverage could have important consequences to you, including the following:

  O Our ability to satisfy our obligations with respect to any other debt securities or preferred stock may be impaired in the future;

  O It may become difficult for us to obtain additional financing for working capital, capital expenditures, debt service requirements, acquisitions or general corporate or other purposes in the future;

  O A substantial portion of our cash flow from operations must be dedicated to the payment of principal and interest on our indebtedness, thereby reducing the funds available to us for other purposes;

  O Some of our borrowings may be at variable rates of interest (including borrowings under our inventory credit facility), which will expose us to the risk of increased interest rates;

  O The sale prices, costs of selling receivables and amounts available under our accounts receivable program fluctuate due to factors that include the amount of eligible receivables available, the costs of the commercial paper funding and our long-term debt ratings; and

  O Our substantial leverage may limit our flexibility to adjust to changing economic or market conditions, reduce our ability to withstand competitive pressures and make us more vulnerable to a downturn in general economic conditions.

OUR BUSINESS REQUIRES SUBSTANTIAL DEBT SERVICE, PREFERRED STOCK DIVIDEND PAYMENTS, CAPITAL INVESTMENT, OPERATING LEASE PAYMENTS, CONTINGENT OBLIGATIONS, MAINTENANCE EXPENDITURES AND OTHER OBLIGATIONS THAT WE MAY BE UNABLE TO FULFILL.


Our business may not generate sufficient operating cash flow or external financing sources may not be available in an amount sufficient to enable us to service or refinance our indebtedness or to fund other liquidity needs.



With approximately $1.9 billion of debt outstanding as of September 30, 2003, we have substantial debt service requirements. Based on this outstanding debt, our combined principal and interest payments will average approximately $185 million annually over the next five years excluding a principal payment of $535 million due on our Senior Notes in August 2008. We also currently anticipate paying preferred stock dividends at a rate of $18 million per year through June 2006. Our operations are capital intensive. For the five-year period ended December 31, 2002, total capital expenditures were $1.4 billion, and through September 30, 2003, capital expenditures totaled $205 million. As of December 31, 2002, we were obligated to make aggregate lease payments of approximately $500 million under operating leases over the next five years and our acquisition of National's assets has increased this sum by $157 million. Our business also requires substantial expenditures for routine maintenance.

Some of our operating lease agreements include contingent rental charges that are not determinable to any degree of certainty. These charges are primarily based on utilization of the power generation facility at our Gary Works location and operating expenses incurred related to our headquarters' office space.


USSK has a commitment to the Slovak government for a capital improvements program over a period commencing with the acquisition date and ending on December 31, 2010, and, as of September 30, 2003, the remaining commitment under this program was $477 million. At September 30, 2003, our domestic contract commitments to acquire property, plant and equipment totaled $34 million.


USSB, an indirect wholly-owned Serbian subsidiary of U.S. Steel, acquired a Serbian integrated steel company. USSB committed to future spending of up to $150 million over five years for working capital and the repair, rehabilitation, improvement, modification and upgrade of the facilities and $6.5 million for cultural and economic development activities.


As of September 30, 2003 we had contingent obligations consisting of indemnity obligations under active surety bonds, trusts and letters of credit totaling approximately $146 million, guarantees of approximately $30 million of indebtedness for unconsolidated entities and commitments under take or pay arrangements of approximately $889 million, plus contingencies under the sale of our mining assets of approximately $79 million. As the general partner of the Clairton 1314B Partnership, L.P., we are obligated to fund cash shortfalls incurred by that partnership but may withdraw as the general partner if we are required to fund in excess of $150 million in operating cash shortfalls. As of September 30, 2003, we were also contingently liable for $68 million of debt and other obligations of Marathon.



RATING AGENCIES MAY DOWNGRADE OUR CREDIT RATINGS WHICH WOULD INCREASE OUR FINANCIAL COSTS AND MAKE IT MORE DIFFICULT FOR US TO RAISE CAPITAL.



The fees payable and the amount of receivables eligible under our receivables sales program are determined in part by our credit ratings and increase if these ratings drop. In addition, downgrades in our credit ratings could make raising capital more difficult, increase the cost of future borrowings and affect the terms on which we purchase goods and services. In January 2003, following our announcement that we entered into an asset purchase agreement with National, rating agencies placed our credit ratings under review and these ratings were subsequently reduced in May 2003. If our credit ratings are downgraded further, the fees payable under our receivables sales program would increase and the amount of receivables eligible for sale could be reduced.



WE HAVE LOST MARKET SHARE DUE TO COMPETITION FROM MINI-MILL PRODUCERS AND THIS COMPETITION HAS SIGNIFICANTLY REDUCED OUR SELLING PRICES AND SHIPMENT LEVELS.



Domestic integrated producers, such as USS, have lost market share in recent years to domestic mini-mill producers. Although we cannot determine how much competition from mini-mills has affected our market share, based on statistics supplied by the American Iron and Steel Institute, we believe our domestic flat-rolled market share has dropped from 19.4% in 1990 to a low of 13.3% in 2001. An increasing number of mini-mills utilize thin slab casting technology to produce flat-rolled products. Through the use of thin slab casting, mini-mill competitors are increasingly able to compete directly with integrated producers of flat-rolled products, especially hot-rolled and plate products. Depending on market conditions, the additional production generated by flat-rolled mini-mills could significantly reduce our selling prices and shipment levels. Mini-mills entered the flat-rolled product market around 1990.

HIGH ENERGY COSTS SIGNIFICANTLY REDUCE OUR RESULTS OF OPERATIONS AND CASH FLOWS.



Our operations consume large amounts of energy and we consume significant amounts of natural gas. Domestic natural gas prices increased from an average of $2.74 per million BTU in 1999 to an average of $5.86 per million BTU in the first ten months of 2003. At normal annual consumption levels (including the National Steel assets), a $1.00 per million BTU change in domestic natural gas prices would result in an estimated $80 million change in our annual domestic pretax operating costs without taking into account the effect of any hedging. Due to the volatility of natural gas prices, which in recent years have reached historically high levels, we may hedge part of our natural gas purchases from time to time. Hedging programs will affect our energy costs.


ENVIRONMENTAL COMPLIANCE AND REMEDIATION COULD RESULT IN SUBSTANTIALLY INCREASED CAPITAL REQUIREMENTS AND OPERATING COSTS.


Our domestic businesses are subject to numerous federal, state and local laws and regulations relating to the protection of the environment that could result in substantially increased capital, operating and compliance costs. These laws are constantly evolving and becoming increasingly stringent. The ultimate impact of complying with existing laws and regulations is not always clearly known or determinable because regulations under some of these laws have not yet been promulgated or are undergoing revision. We are also involved in a number of environmental remediation projects at both former and present operating locations and are involved in a number of other remedial actions under federal and state law. Our worldwide environmental expenditures were $230 million in 2002, $231 million in 2001 and $230 million in 2000. For more information see "Management's Discussion and Analysis of Environmental Matters, Litigation and Contingencies" in our Annual Report on Form 10-K for the year ended December 31, 2002, our Quarterly Report on Form 10-Q for the quarter ended September 30, 2003 and subsequent filings.



The specific impact on each competitor may vary, depending upon a number of factors, including the age and location of operating facilities, production processes (such as a mini-mill versus an integrated producer) and the specific products and services it provides. To the extent our competitors, particularly foreign steel producers and manufacturers of competitive products, are not required to undertake equivalent costs, our costs could be higher and, accordingly, we could be at a disadvantage in the market with respect to such competitors.


USSK is subject to the laws of the Slovak Republic. The environmental laws of the Slovak Republic generally follow the requirements of the European Union
(EU), which are comparable to U. S. standards. USSK's capital spending commitments include significant expenditures for environmental equipment to bring it into compliance with EU environmental regulations. We believe these projects, most of which will be completed during the next 12-24 months, will result in USSK being in compliance with those requirements.

USSB is subject to the laws of the Union of Serbia and Montenegro. The environmental laws of the Union of Serbia and Montenegro are currently more lenient than either the EU or U. S. standards, but this is expected to change over the next several years in anticipation of possible EU accession. A portion of the $150 million we committed to spend in connection with USSB's Serbian acquisition is expected to be used for environmental controls and upgrades.

OUR RETIREE EMPLOYEE HEALTH CARE AND RETIREE LIFE INSURANCE COSTS ARE HIGHER THAN THOSE OF MANY OF OUR COMPETITORS.

We maintain defined benefit retiree health care and life insurance plans covering most of our domestic employees upon their retirement. U. S. Steel's underfunded benefit obligations for retiree medical and life insurance increased from $1.8 billion at year-end 2001 to $2.6 billion at year-end

2002. U. S. Steel estimates its underfunded benefit obligation at year-end 2003 will be $2.6 billion. Other postretirement benefit expense is expected to increase to approximately $180 million in 2003, excluding one-time charges of approximately $65 million related to workforce reductions.


These estimates are forward-looking statements. Factors that may affect the amount of other post-retirement benefit expense include, among other things, investment performance, medical cost inflation, liability changes and interest rates.

OUR RETIREE EMPLOYEE HEALTH CARE AND RETIREE LIFE INSURANCE COSTS WILL BE PAID OUT OF CORPORATE CASH FLOW STARTING IN 2004.

Payments for retiree medical and life insurance in 2002 and 2001 totaled $212 million and $183 million, respectively. During 2002 and 2001, substantially all payments on behalf of union retirees were paid from the Voluntary Employee Benefit Association (VEBA) trust. U. S. Steel expects that all payments on behalf of union retirees will also be paid from the VEBA trust in 2003, but beginning in early 2004, corporate funds will be used for these payments. Corporate funds used for all retiree health and life benefits in 2004 and 2005, excluding multiemployer plan payments, are expected to total $220 million and $260 million, respectively.

These estimates are forward-looking statements. Factors that may affect the amount of cash funding requirements include future asset performance, medical cost inflation, the impacts of business acquisitions or sales, union-negotiated changes and future government regulation.

OUR PENSION COSTS ARE HIGHER THAN THOSE OF MANY OF OUR COMPETITORS.


Unlike many of our competitors, we have noncontributory defined benefit pension plans covering most of our domestic employees upon their retirement. The funded status of these plans declined from an overfunded position of $1.2 billion at year-end 2001 to an underfunded position of $0.4 billion at year-end 2002. With the workforce reduction and certain retirement rate assumption changes, the plan, after the merger hereinafter discussed, is expected to have a year-end 2003 underfunded position of approximately $0.7 billion. Pension costs for the domestic defined benefit plans are expected to be approximately $100 million in 2003, excluding one-time charges of approximately $440 million connected with the union and salaried workforce reduction. This amount also does not include expenses for contribution payments to the Steelworkers Pension Trust (SPT) for former National union employees who joined U.S. Steel and for union employees who join U. S. Steel after July 1, 2003. Non-union employees who join U. S. Steel after July 1, 2003 will participate in a defined contribution program.


These estimates are forward-looking statements. Factors that may affect the amount of net periodic pension costs include, among other things, investment performance, liability changes and interest rates.


WE MAY BE REQUIRED TO MAKE SUBSTANTIAL CONTRIBUTIONS TO OUR DEFINED BENEFIT PENSION PLAN THAT COULD UNFAVORABLY IMPAIR OUR CASH FLOWS.



Funding requirements for our defined benefit pension plan could have an unfavorable impact on our debt covenants, borrowing arrangements, and cash flows. During the fourth quarter of 2003, we intend to merge our defined benefit pension plan for union employees and our defined benefit pension plan for nonunion employees. Preliminary valuations indicate that the merged plan will not require cash funding for the 2003 or 2004 plan years. Thereafter, annual funding requirements are broadly estimated to be $75 million per year, excluding any contributions to the SPT. In the fourth quarter of 2003, we are anticipating making a $75 million voluntary contribution to our main defined benefit pension plans, consisting primarily of timber assets currently managed by

U. S. Steel's real estate unit. We may also decide to make other voluntary contributions in one or more future periods in order to mitigate potentially larger required contributions in later years.


These estimates are forward-looking statements. Factors that may affect the amount of cash funding requirements include future asset performance, the level of interest rates used to measure minimum funding levels, the impacts of business acquisitions or sales, union negotiated changes and future government regulation. Contribution of the timber assets to a pension plan is contingent on and may be influenced by factors that include regulatory approvals.

DECLINES IN THE VALUE OF INVESTMENTS OF OUR MAJOR PENSION TRUSTS COULD MATERIALLY REDUCE OUR STOCKHOLDERS' EQUITY.

Under accounting principles generally accepted in the United States, changes in the market value of the assets held in trust for pension purposes can result in significant changes in the sponsor's balance sheet. The accounting rules provide that if, at any plan measurement date (which in our case is December 31 of each year or an earlier date if certain significant plan events occur), the fair value of plan assets is less than the plan's accumulated benefit obligation ("ABO"), the sponsor must establish a liability at least equal to the amount by which the ABO exceeds the fair value of the plan assets and any prepaid pension assets must be removed from the balance sheet. The sum of the liability and prepaid pension assets must be offset by the recognition of an intangible asset and/or as a direct charge against stockholders' equity, net of tax effects. Such adjustments will have no direct impact on earnings per share or cash.


The re-measurement of our union pension plan that was required to reflect the workforce reduction, increased the net charge against equity to $927 million. During the fourth quarter of 2003, U. S. Steel intends to merge its two major defined benefit pension plans. Because of this merger, pension accounting rules may require that U. S. Steel increase the additional minimum liability that was recorded at September 30, 2003. This increase would result in an additional non-cash net charge against equity, which is currently estimated in a range of $500 million to $600 million. The actual amount of such charge will be determined based upon facts and circumstances on the measurement date and the result could be materially different from the foregoing estimate. Such differences could range from a reversal of the $927 million net charge against equity to a cumulative charge against equity of $1.4 to $1.5 billion. These entries will have no impact on income. These charges against equity would result in an increase in federal and state deferred tax assets, which management will assess to determine if such assets may be realized. Should a valuation allowance be required, the upper range of the cumulative charge against equity could increase from $1.5 billion discussed above to as much as $2.5 billion, representing an increase of as much as $1 billion related to a valuation allowance for the full or partial effects of the plan merger and the tax benefit included in the net charge as of September 30, 2003.


The foregoing estimates are forward-looking statements. Predictions as to the value of and return on plan assets and the resulting impact on equity are subject to substantial uncertainties such as (among other things) investment performance and interest rates.


DOMESTIC COMPETITORS EMERGING FROM BANKRUPTCY HAVE LOWER COSTS THAN OURS.



Since 1998, more than 30 domestic steel companies have sought protection under Chapter 11 of the United States Bankruptcy Code. Many of these companies have continued to operate with lower costs. Some have reduced prices to maintain volumes and cash flow and obtained concessions from their labor unions and suppliers. Upon emergence from bankruptcy, these companies, or new entities that purchase their facilities through the bankruptcy process, may be relieved of many environmental, employee, retiree and other obligations.

OUR INTERNATIONAL OPERATIONS EXPOSE US TO UNCERTAINTIES AND RISKS FROM ABROAD, WHICH COULD SIGNIFICANTLY REDUCE OUR RESULTS OF OPERATIONS AND CASH FLOWS.



USSK, located in the Slovak Republic, constitutes nearly 20% of our total raw steel production capability, and accounted for 17% of revenue for 2002. USSK exports about 85% of its products, with the majority of its sales being to other European countries. Both USSK and USSB are affected by the worldwide overcapacity in the steel industry and the cyclical nature of demand for steel products and that demand's sensitivity to worldwide general economic conditions. In particular, both USSK and USSB are subject to economic conditions and political factors in Europe, which, if changed, could significantly reduce their results of operations and cash flows. Political factors include, but are not limited to, taxation, nationalization, inflation, currency fluctuations, increased regulation and import restrictions. USSK and USSB are also subject to foreign currency exchange risks. USSK's revenues are primarily in euros and its costs are primarily in Slovak korunas and United States dollars. USSB's revenues are primarily in euros and United States dollars, most of its labor and other domestic costs are primarily in Serbian dinars and most of its raw materials purchases are in United States dollars.



In October 2002, a tax credit limit was negotiated by the Slovak government as part of the Accession Treaty governing the Slovak Republic's entry into the European Union (EU). The Treaty limits to $500 million the total tax credit to be granted to USSK during the period 2000 through 2009. The impact of the tax credit limit is expected to be minimal since Slovak tax laws have been modified and tax rates have been reduced since the acquisition of USSK. The Treaty also places limits upon USSK's flat-rolled production and export sales to the EU, allowing for modest growth each year through 2009. The limits upon export sales to the EU take effect upon the Slovak Republic's entry into the EU, which is expected to occur in May 2004. A question has recently arisen with respect to the effective date of the production limits. Slovak Republic representatives have stated their belief that the Treaty intended that these limits take effect upon entry into the EU, whereas the European Commission has taken the position that the production limitations apply as of 2002. Discussions between representatives of the Slovak Republic and the European Commission are ongoing. Although it is not possible to predict the outcome of these discussions, an agreement resolving this issue may be reached prior to the end of 2003. That agreement could result in a reduction of USSK's tax credit and/or acceleration of the restrictions upon USSK's flat-rolled production and/or sales into the EU. At this time it is not possible to predict the impact of such a settlement on U.
S. Steel's financial position, results of operations and cash flows.


Although the bankruptcy laws of Serbia provide a discharge of all pre-closing liabilities, USSB will be subject to the political and economic risks of operating in Serbia.

THE TERMS OF OUR INDEBTEDNESS MAY RESTRICT OUR ABILITY TO PAY DIVIDENDS.

Under the terms of our 10 3/4% Senior Notes due 2008 and our 9 3/4% Senior Notes due 2010 (collectively, the "Senior Notes"), we are not able to pay dividends on capital stock unless we can meet certain restricted payment tests.

THE TERMS OF OUR INDEBTEDNESS AND OUR ACCOUNTS RECEIVABLE PROGRAM CONTAIN RESTRICTIVE COVENANTS, CROSS-DEFAULT, CROSS ACCELERATION AND OTHER PROVISIONS THAT MAY LIMIT OUR OPERATING FLEXIBILITY.


We have Senior Notes outstanding in the aggregate principal amount of $985 million as of September 30, 2003. The Senior Notes impose significant restrictions on us that may limit our flexibility. These restrictions include the following:


  O Limits on additional borrowings, including borrowings secured by inventories or accounts receivable;

  O Limits on sale/leasebacks;

  O Limits on the use of funds from asset sales and sale of the stock of subsidiaries; and

  O Restrictions on our ability to invest in joint ventures or make certain acquisitions.

We also have a revolving credit agreement secured by inventory that imposes additional restrictions on us including the following:

  O A fixed charge coverage ratio (the ratio of consolidated earnings before interest, taxes depreciation and rental expense to consolidated fixed charges) of at least 1.25: 1 if our average availability under the credit agreement is less than $100,000,000;

  O Limitations on capital expenditures; and

  O Restrictions on investments.

The accounts receivable program terminates on the occurrence and failure to cure certain events, including, among others:

  O Certain defaults with respect to the inventory facility and other debt obligations;

  O Failure to maintain certain ratios related to the collectability of receivables; and


  O Failure of the commercial paper conduits' liquidity providers to extend their commitments that expire in November of each year.



If these covenants are breached or if we fail to make payments under our material debt obligations or our receivables purchase agreement, creditors would be able to terminate their commitments to make further loans, declare their outstanding obligations immediately due and payable and foreclose on any collateral, and it may also cause a default under the Senior Notes. Additional indebtedness that USS may incur in the future may also contain similar covenants, as well as other restrictive provisions. Cross-default and cross-acceleration clauses in our revolving credit facility, the Senior Notes, the accounts receivable program and any future additional indebtedness could, if triggered, have a material adverse effect upon our financial position and liquidity to the extent we are unable to satisfy the acceleration of all such debt. Such defaults include failure to make payments when due, failure to comply with the covenants described above and failure to pay judgments entered against USS (which may include any judgments resulting from the environmental and asbestos litigation matters described in this prospectus and the documents incorporated by reference).


The sale prices, costs of selling receivables and amounts available under our accounts receivable program fluctuate due to factors that include the amount of eligible receivables available, costs of commercial paper funding and our long-term debt ratings. The amount available under our secured inventory facility fluctuates based on our eligible inventory levels.

We are currently in compliance with the terms of our outstanding indebtedness.

"CHANGE IN CONTROL" CLAUSES MAY REQUIRE US TO IMMEDIATELY PURCHASE OR REPAY
DEBT.

Upon the occurrence of "change in control" events specified in our Senior Notes, inventory facility and various other loan documents, the holders of our indebtedness may require us to immediately purchase or repay that debt on less than favorable terms. We may not have the financial resources to make these purchases and repayments, and a failure to purchase or repay such indebtedness would trigger cross-acceleration clauses under the Senior Notes and other indebtedness.


OUR BUSINESS, FINANCIAL CONDITION, RESULTS OF OPERATIONS AND CASH FLOWS COULD BE MATERIALLY ADVERSELY IMPACTED BY STRIKES OR WORK STOPPAGES BY OUR UNIONIZED EMPLOYEES.



Strikes or work stoppages and the resulting adverse impact on our relationships with our customers could have a material adverse effect on our business, financial condition and/or results of operations and cash flows. In addition, mini-mill producers and certain foreign competitors and producers of comparable products do not have unionized work forces. This may place us at a competitive disadvantage.



Substantially all hourly employees of our domestic steel, coke and taconite pellet facilities are covered by a collective bargaining agreement with the United Steelworkers of America that expires in September 2008 and includes a no-strike provision. Other hourly employees (for example, those engaged in transportation activities) are represented by the United Steelworkers of America and other unions.



The majority of USSK employees are represented by a union and are covered by a collective bargaining agreement that expires in February 2004.



The majority of USSB employees are represented by two trade unions and are covered by a collective bargaining agreement that expires in November 2006.


PROVISIONS OF DELAWARE LAW, OUR GOVERNING DOCUMENTS AND OUR RIGHTS PLAN MAY MAKE A TAKEOVER OF USS MORE DIFFICULT.

Certain provisions of Delaware law, our certificate of incorporation and by-laws and our rights plan could make more difficult or delay our acquisition by means of a tender offer, a proxy contest or otherwise and the removal of incumbent directors. These provisions are intended to discourage certain types of coercive takeover practices and inadequate takeover bids, even though such a transaction may offer our stockholders the opportunity to sell their stock at a price above the prevailing market price.

INTERNATIONAL ACQUISITIONS MAY EXPOSE US TO ADDITIONAL RISKS.

If we acquire additional companies or facilities outside the United States, we may be exposed to increased risks including the following:

  O Economic and political conditions in the countries where the facilities are located and where the products made at those facilities are marketed;

  O Currency fluctuations;

  O Uncertain sources of raw materials;


  O Economic and political disruptions in less developed economies where many potential acquisition candidates have facilities or market products;


  O Expenditures necessary to bring such facilities to profitable operation;

  O Foreign tax risks; and

  O Expenditures required to comply with potential new environmental requirements.


TRADE RESTRICTIONS IMPOSED BY OTHER COUNTRIES IN EUROPE MAY AFFECT OUR EUROPEAN SALES.


The European Commission recently announced quotas and tariffs in a safeguard trade action on certain products, including non-alloy hot-rolled coils, hot-rolled strip, hot-rolled sheet and cold-rolled flat products, which are produced by USSK. Shipment quotas for these products for the first year of the measure were set at 10% above the average shipments during the period 1999-2001 and 15% thereafter. Shipments into the European Union in excess of the quotas would result in the imposition of a tariff of 15.7% for non-alloy hot-rolled coils (14.1% beginning in March 2004) and 26% for USSK's other three products. These measures are scheduled to expire in March 2005; however they will no longer apply to USSK upon Slovakia becoming a member of the European Union, which is expected to occur in May 2004. Safeguard proceedings similar to those pursued by the European Commission were subsequently commenced by Poland and Hungary. Provisional quota and tariff measures have been imposed in Poland and Hungary, which measures were replaced by similar definitive measures on March 8, 2003 (Poland) and March 28, 2003 (Hungary). Because Poland and Hungary are EU accession candidates, each country's measures would cease upon its accession to the EU.


In a decision dated February 5, 2000, the EU imposed an anti-dumping duty of 15.4% on exports of hot-rolled coils from Serbia. This duty is scheduled to expire on February 5, 2005. Also, the safeguard measures described above impact USSB. Serbia's country-specific quota on hot rolled strip and sheets and cold-rolled are very low because those quotas were based on Serbia's 2001 EU shipments. Serbia also is subject to customs duties for shipments into certain Central and Eastern European countries. Discussions and negotiations are being held with many of these countries regarding these duties.


WE HAVE DEFERRED TAX ASSETS THAT WE MAY NOT BE ABLE TO REALIZE.


The amount of the realizable deferred tax assets at September 30, 2003, may not be realized to the extent losses continue in the future, if future events affect the ability to implement tax planning strategies or if further charges result in an increase in the minimum pension liability. As of September 30, 2003, U. S. Steel had net federal and state deferred tax assets of $470 million and $92 million, respectively, which are expected to increase during the remainder of the year.

 RISKS ASSOCIATED WITH THE ACQUISITION OF THE NATIONAL STEEL ASSETS

WE MAY BE UNABLE TO SUCCESSFULLY INTEGRATE NATIONAL'S OPERATIONS AND REALIZE THE FULL COST SAVINGS WE ANTICIPATE.


Among the factors considered by our board of directors in approving the National transaction were the anticipated cost savings and operating synergies that could result from the National transaction. These savings may not be realized within the time periods contemplated or at all.



A substantial portion of the cost savings that we anticipate from the integration of National's operations are due to the reduced staffing levels allowed under our labor agreement. We may find that we need more employees than we anticipated to operate our business, thereby reducing the anticipated cost savings.



Also, the process of integrating the operations of National could cause an interruption of, or loss of momentum in, the activities of our existing businesses or the loss of key personnel. This diversion of management's attention from our existing businesses and any delays or difficulties encountered with the integration of National's operations could further reduce the anticipated cost savings.


THE NATIONAL TRANSACTION WILL RESULT IN COSTS OF INTEGRATION.

We are incurring charges reflecting costs of integration, including information technology integration and other expenses related to the National transaction. Integration-related costs will be recognized as integration-related activities take place. Although we expect the elimination of duplicative costs, as well as the realization of other benefits related to the integration of National's business may offset additional expenses over time, there may be no net benefit achieved in the near term or at all. This means our actual costs may substantially exceed our estimates. Unanticipated expenses associated with the integration of National's operations may also arise.

THERE MAY BE UNKNOWN ENVIRONMENTAL OR OTHER RISKS INHERENT IN THE NATIONAL TRANSACTION.


Although we conducted due diligence with respect to National's assets, we may not be aware of all of the risks associated with the National transaction. For example, we may not be aware of all of the existing environmental conditions at the former National facilities. Any future discovery of adverse information concerning these assets could have a material adverse effect on our business, financial condition, results of operations and cash flows. We believe the likelihood of obtaining any damages from National in connection with undisclosed liabilities is remote. We may also need to make unanticipated capital expenditures, which may be significant, to maintain the assets we acquired and to comply with regulatory requirements, including environmental laws.


CUSTOMERS MAY PURCHASE LESS FROM US FOLLOWING THE NATIONAL TRANSACTION THAN THEY DID FROM NATIONAL AND US PRIOR TO THE NATIONAL TRANSACTION.

Customers who purchased steel from us and National may not continue to buy as much steel from us after the National transaction as they previously bought from the separate companies. They may also seek to negotiate price concessions from us.
 RISKS RELATED TO THE SEPARATION

Prior to December 31, 2001, our businesses were owned by USX Corporation, now named Marathon Oil Corporation.

BECAUSE WE ARE NO LONGER OWNED BY USX, WE WILL NOT BE ABLE TO RELY ON MARATHON FOR FINANCIAL SUPPORT.

Prior to our separation from Marathon (Separation), we funded our negative operating cash flow through an increase in USX debt attributable to the U. S. Steel Group. Because we are no longer owned by USX, we are not able to rely on USX for financial support or benefit from a relationship with USX to obtain credit.

WE HAVE INCURRED OPERATING AND CASH LOSSES AND WILL NO LONGER BE ABLE TO REALIZE THE BENEFITS OF CASH FROM MARATHON TAX SETTLEMENTS.

Before the Separation, the USX tax allocation policy required the U. S. Steel Group and the Marathon Group to pay the other for tax benefits resulting from tax attributes that could not be utilized by the group for which those tax attributes arose on a stand-alone basis but which could be used on a consolidated, combined or unitary basis. The net amount of cash settlements made by Marathon to USS under this policy for prior years, subject to adjustment, was $819 million, $91 million and $(2) million in 2001, 2000 and 1999, respectively. These payments allowed USS to realize the cash value of its tax benefits on a current basis. Now, if USS generates losses or other tax attributes, we can generally realize the cash value from them only if and when we generate enough taxable income in future years to use those tax losses or other tax attributes on a stand-alone basis. A delay in realizing tax benefits will reduce our cash flow.



USS IS SUBJECT TO CERTAIN CONTINUING CONTINGENT LIABILITIES OF MARATHON THAT COULD REDUCE OUR CASH FLOW AND OUR ABILITY TO INCUR ADDITIONAL INDEBTEDNESS AND COULD CAUSE A DEFAULT UNDER OUR BORROWING FACILITIES.



USS is contingently liable for debt and other obligations of Marathon in the amount of $68 million as of September 30, 2003. Marathon is not limited by agreement with USS as to the amount of indebtedness that it may incur. In the event of the bankruptcy of Marathon, these obligations for which USS is contingently liable, as well as obligations relating to industrial development and environmental improvement bonds and notes that were assumed by USS from Marathon, may be declared immediately due and payable. If that occurs USS may not be able to satisfy those obligations. In addition, if Marathon loses its investment grade ratings, certain of these obligations will be considered indebtedness under our indentures and for covenant calculations under our revolving credit facility. This occurrence could prevent USS from incurring additional indebtedness under our indentures or may cause a default under our revolving credit facility.


Under the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder, USS and each subsidiary of USS that was a member of the Marathon consolidated group during any taxable period or portion thereof ending on or before the effective time of the Separation is jointly and severally liable for the federal income tax liability of the entire Marathon consolidated group for that taxable period. Other provisions of federal law establish similar liability for other matters, including laws governing tax qualified pension plans as well as other contingent liabilities.

THE SEPARATION MAY BE CHALLENGED BY CREDITORS AS A FRAUDULENT TRANSFER OR CONVEYANCE THAT COULD PERMIT UNPAID CREDITORS OF MARATHON TO SEEK RECOVERY FROM US.

If a court determines that the Separation and the related transactions violated applicable provisions of the United States Bankruptcy Code and/or applicable state fraudulent transfer or conveyance laws, the Separation could be rescinded and unpaid creditors of Marathon could seek recovery from us.

THE SEPARATION MAY BECOME TAXABLE UNDER SECTION 355(E) OF THE INTERNAL REVENUE CODE IF 50% OR MORE OF USS' SHARES OR MARATHON'S SHARES ARE ACQUIRED AS PART OF A PLAN, AND SUCH AN EVENT WOULD MATERIALLY AFFECT OUR FINANCIAL CONDITION.

The Separation may become taxable to Marathon pursuant to section 355(e) of the Internal Revenue Code if 50% or more of either Marathon's shares or our shares are acquired, directly or indirectly, as part of a plan or series of related transactions that include the Separation. If section 355(e) applies, Marathon would be required to pay a corporate tax based on the excess of the fair market value of the shares distributed over Marathon's tax basis for such shares. The amount of this tax would be materially greater if the Separation were deemed to be a distribution of Marathon's shares. If an acquisition occurs that results in the Separation being taxable under section 355(e), a Tax Sharing Agreement between USS and Marathon provides that the resulting corporate tax liability will be borne by the entity, either USS or Marathon, that is deemed to have been acquired.


WE MAY BE RESPONSIBLE FOR A SIGNIFICANT CORPORATE TAX IF THE SEPARATION FAILS TO QUALIFY AS A TAX-FREE TRANSACTION.


Based on representations made by USX Corporation prior to the Separation, the Internal Revenue Service issued a private letter ruling that the Separation was tax-free to Marathon and its shareholders. To the extent a breach of one of those representations results in a corporate tax being imposed on Marathon, the breaching party, either USS or Marathon, will be responsible for payment of the corporate tax. If the Separation fails to qualify as a tax-free transaction through no fault of either USS or Marathon, the resulting tax liability, if any, is likely to be borne by us under the Tax Sharing Agreement.


If the Separation is determined to be a taxable distribution of the stock of U.
S. Steel, but there is no breach of a representation or covenant by either U. S. Steel or Marathon, we would be liable for any resulting taxes (Separation No-Fault Taxes) incurred by Marathon. Our indemnity obligation for Separation No-Fault Taxes survives until the expiration of the applicable statute of limitations. The maximum potential amount of our indemnity obligation for Separation No-Fault Taxes as of September 30, 2003 was estimated to be approximately $140 million. No liability has been recorded for this indemnity obligation because we believe the likelihood of the Separation being determined to be a taxable distribution of the stock of U. S. Steel is remote.

                          FORWARD-LOOKING INFORMATION



This prospectus and the documents incorporated herein by reference include "forward-looking statements" that are identified by the use of forward-looking words or phrases, including, but not limited to, "intends," "intended," "expects," "expected," "anticipates" and "anticipated." These forward-looking statements are based on (1) a number of assumptions made by management concerning future events and (2) information currently available to management. Readers are cautioned not to put undue reliance on those forward-looking statements, which are not a guarantee of performance and are subject to a number of uncertainties and other facts, many of which are outside our control, that could cause actual events to differ materially from those statements. All statements other than statements of historical facts included in this prospectus and the documents incorporated herein by reference, including those regarding our future financial position, results of operations, cash flows and costs, and those regarding our business strategy and growth opportunities, are forward-looking statements. Although we believe that our expectations reflected in those forward-looking statements are reasonable, we cannot assure you that these expectations will prove to be correct. Important factors that could cause actual results to differ materially from our expectations, in addition to those factors disclosed under "Risk factors" beginning on page 4 of the attached prospectus, and in our SEC filings described under "Documents Incorporated by Reference" on page 30 of this prospectus, include:



     - prices and volumes of our sales of steel products:



     - levels of imports of steel products into the United States;



     - general economic and financial market conditions;



     - ability to finance our future business requirements through internally generated funds and available external financing sources; and



     - the extent to which we are successful in implementing our consolidation strategy.



These forward-looking statements represent our judgment as of the date of this prospectus. All subsequent written and oral forward-looking statements are expressly qualified in their entirety by the factors referred to above. Unless otherwise required by law, we disclaim any intent or obligation to update the respective forward-looking statements.

                                    THE PLAN

The following describes and constitutes the Plan, as in effect on the date of this prospectus.

 ENROLLMENT

The following table explains how to enroll in the Plan:



  -- IF YOU DO NOT OWN ANY U. S.           You can join the Plan by making an initial investment
     STEEL COMMON STOCK                    of at least $500 (maximum is $10,000) and returning a
                                           completed authorization form along with your check
                                           payable to the Initial Purchase Administrator. (See
                                           Schedule II for information about fees and Schedule
                                           III for information about the Administrators.)
                                           An enrollment fee will be deducted from your initial
                                           investment. Please allow two weeks for your Plan
                                           account to be established, initial shares to be
                                           purchased and a statement to be mailed to you. No
                                           interest will be paid on amounts held pending
                                           investment.

  -- IF YOU OWN U. S. STEEL COMMON         You can join the Plan by returning a completed
     STOCK IN YOUR NAME                    authorization form to the General Administrator. (See
                                           Schedule II for information about fees and Schedule
                                           III for information about the Administrators.)

  -- IF YOU OWN U. S. STEEL COMMON         To participate directly in the Plan, you should direct
     STOCK THROUGH A BROKER                your broker, bank, or trustee to register some or all
                                           of your U. S. Steel common stock directly in your
                                           name. You can then get started in the Plan by
                                           returning a completed authorization form to the
                                           General Administrator. Authorization forms are mailed
                                           automatically once shares are registered in your name.
                                           (See Schedule II for information about fees and
                                           Schedule III for information about the
                                           Administrators.)

 ADMINISTRATOR OF THE PLAN


U. S. Steel (the "General Administrator") administers the Plan, keeps records, sends statements of Plan accounts to you and performs other duties related to the Plan. U. S. Steel may appoint a different administrator for the Plan at any time. U. S. Steel, or any appointed administrator, is referred to as the, or an, "Administrator," whether it be a "General Administrator," or "Initial Purchase Administrator," or other such Administrator. To the extent that U.S. Steel continues to administer the Plan, or any portion of the Plan, we believe that there is no material risk to participants posed by U.S. Steel, instead of a registered broker/dealer or federally insured banking institution, serving as an Administrator of the Plan because we have a formal system of internal controls and procedures. All open market purchases are made through registered broker/dealers and, as issuer and transfer agent, we handle the issuance of our stock for all non-open market purchases.



U. S. Steel has recently appointed Wells Fargo Shareowner Services ("Wells Fargo") to be a co-administrator under the Plan to handle all new enrollments and initial investments. Wells Fargo is referred to herein as the "Initial Purchase Administrator." U. S. Steel handles all other administrative duties and reserves the right to increase or decrease Wells Fargo's duties under the Plan, or to appoint a different Administrator at any time. (See Schedule III for additional information about the Administrators.)



All shares included in the Plan and held by an Administrator will be registered and held in the name of the Administrator, or its nominee, as agent (such shares are referred to as "Held Shares"), until a request is received from you for the sale of such shares or for the issuance of certificates in your name. U. S. Steel also acts as dividend disbursing and transfer agent for the U. S. Steel common stock and it may appoint another dividend disbursing agent and/or transfer agent at any time.

 INVESTMENT OPTIONS AND LIMITATIONS

You have the following investment options:

-- DIVIDEND REINVESTMENT

When completing the Dividend Reinvestment section of the authorization form, YOU MUST CHOOSE ONE OF THE FOLLOWING:

        FULL DIVIDEND REINVESTMENT. Purchase shares of U. S. Steel common stock with all of your cash dividends. The dividends on all of your shares held in the Plan will also be reinvested in shares of U. S. Steel common stock.

        PART CASH--PART DIVIDEND REINVESTMENT. Receive a cash dividend payment based on the number of full shares you specify. This option allows you to receive a fixed amount of cash each quarter, assuming the dividend is paid and stays the same. The balance of your dividends will be used to purchase shares of U. S. Steel common stock.

        REINVEST DIVIDENDS ON OPTIONAL CASH INVESTMENTS ONLY. Purchase shares of U. S. Steel common stock with all of your cash dividends pertaining to only (i) your optional cash purchases held in the Plan and (ii) the reinvested dividends relating to such shares. You will receive cash, assuming a dividend is paid, respecting the dividends on all other shares of U. S. Steel common stock owned by you.


You can have your cash dividends deposited directly into your bank account instead of receiving a check by mail. Just complete the appropriate sections of the Direct Deposit Form, which may be obtained from the appropriate Administrator (see Schedule III for more information about the Administrators). You can also change your designated bank account for direct deposit with the same form. The forms will be acted upon as soon as possible after they are received, and you can discontinue this feature by notifying the General Administrator.



Shares of U. S. Steel common stock may be included in the Plan for dividend reinvestment purposes if they are (i) purchased for you through the Plan and held by an Administrator, (ii) deposited by you for safekeeping in the Plan, or
(iii) held by you in certificate form; provided, however, for any such shares to be included in the dividend reinvestment portion of the Plan, you must (a) have an open Plan account and (b) except in the case of transfers (see "Gifts, Transfers and Pledges of Shares"), have submitted a valid authorization form identifying the shares to participate in the Plan's dividend reinvestment feature.



You can change your dividend reinvestment election at any time by notifying the General Administrator.


-- OPTIONAL AND INITIAL CASH INVESTMENTS


        OPTIONAL CASH INVESTMENTS. As a Plan participant, you can purchase additional shares of U. S. Steel common stock by using the Plan's optional cash investment feature. Dividends on these additional shares will be invested according to your current Plan dividend reinvestment instructions (you may change your instructions at any time). Unless otherwise instructed, the General Administrator will automatically assume that distributions on any additional shares are to be reinvested and retained in the Plan.



        INITIAL CASH INVESTMENTS. You do not need to be a current Plan participant or a current U. S. Steel common stock shareholder to purchase shares through the Plan. You can become a shareholder and a Plan participant by purchasing your initial shares through the Plan and, unless you instruct the Initial Purchase Administrator otherwise, dividends on your initial shares will be automatically reinvested in shares of U. S. Steel common stock.


-- INVESTMENT METHODS


Shares can be purchased by check or through automatic withdrawal from your bank account:



  O BY CHECK. You can make optional and initial cash investments by sending a check, payable to the appropriate Administrator (see Schedule III), and the appropriate form. DO NOT SEND CASH.



  O BY AUTOMATIC WITHDRAWAL FROM YOUR BANK ACCOUNT. If you wish to make regular monthly purchases, you can authorize an automatic monthly withdrawal from your bank account by completing the reverse side of the authorization form. This feature enables you to make ongoing investments without writing a check. Funds will be deducted from your bank account on, or shortly after, the fifth day of each month. If this date falls on a bank holiday or weekend, funds will be deducted on, or shortly after, the next business day. Please allow up to six weeks for the first automatic monthly withdrawal to be initiated. You must notify the General Administrator in writing to change or terminate automatic withdrawal.



Because funds will normally be invested on Friday of each week, funds from checks received after 2:00 p.m. (Eastern Time) on Thursday will normally be invested on Friday of the following week. INTEREST WILL NOT BE PAID ON AMOUNTS HELD PENDING INVESTMENT. Shares purchased pursuant to a check may not be sold or withdrawn from the Plan for a period of 14 days from the purchase date of the shares. A fee will be assessed for a check that is returned for insufficient funds (See Schedule II, "Plan Service Fees").

-- LIMITATIONS ON PURCHASES

  O Initial Cash Investments

     -- at least $500

     -- no more than $10,000

  O Optional Cash Investments

     -- at least $50 at any one time

     -- no more than $10,000 in any one month

  O Dividend Reinvestments

     -- up to $15,000 per dividend payment

  O All limitations may be waived by U. S. Steel upon written request

-- AGGREGATION OF PLAN ACCOUNTS FOR PURPOSE OF LIMITATIONS


For the purpose of the above limitations ("Plan Limits"), U. S. Steel may aggregate all reinvested dividends and optional and initial cash investments for participants with more than one Plan account using the same Social Security Number or Taxpayer Identification Number. For participants unable to supply a Social Security Number or Taxpayer Identification Number, their participation may be limited by U. S. Steel to only one Plan account.



Also for the purpose of such Plan Limits, all Plan accounts which U. S. Steel believes to be under common control or management or to have common ultimate beneficial ownership may be aggregated. Unless U. S. Steel has determined that reinvestment of dividends and investment of optional cash investments for each such account would be consistent with the purposes of the Plan, U. S. Steel will have the right to aggregate all such accounts and to return, without interest, within 30 days of receipt, any amounts in excess of the investment limitations applicable to a single Plan account received in respect of all such accounts.


-- WAIVER OF LIMITATIONS


Optional cash investments in excess of $10,000 per month may be made only pursuant to a written Waiver of Limitation by U. S. Steel for the total amount submitted. A copy of such written approval must accompany any payment to which this limitation applies.


Requests for waiver of the $15,000 limitation on reinvestment of dividends and other questions concerning waivers should be directed to U. S. Steel at (412) 433-4707. It is solely within U. S. Steel's discretion as to whether any waiver respecting the Plan Limits will be granted.


In deciding whether to approve a Waiver of Limitation request, U. S. Steel will consider relevant factors including, but not limited to, U. S. Steel's need for additional funds, the attractiveness of obtaining such additional funds by the sale of U. S. Steel common stock by comparison to other sources of funds, the applicable purchase price, the participant submitting the request, the extent and nature of such participant's prior participation in the Plan and whether U.
S. Steel believes the participant may be effecting a distribution under federal securities laws, the number of shares of U. S. Steel common stock registered in the participant's name and the aggregate amount of such dividends and initial or optional cash investments in excess of the allowable maximum amounts for which requests have been submitted by all participants.


If requests are submitted for any Investment Date (see "Purchases Exceeding Plan Limits--Discount in Effect" on page 23 for a discussion of the Investment Date) in an aggregate amount exceeding the amount U. S. Steel is then willing to accept, U. S. Steel may honor such requests in order of receipt, pro rata or by any other method which U. S. Steel determines to be appropriate.

 PURCHASE OF SHARES FOR THE PLAN

The following discussion pertains to:

          (a) all purchases within Plan Limits and

          (b) all purchases in excess of Plan Limits when no Discount (as defined below) is in effect.

-- PURCHASE INTERVALS


The Administrators will use initial and optional cash investments to purchase shares of U. S. Steel common stock as promptly as practicable, normally once each week. To the extent dividends are declared, the General Administrator will use reinvested dividends to purchase shares on the quarterly dividend payment date. Purchases may be made over a number of days to meet the requirements of the Plan.


-- SOURCE AND PRICING OF SHARES

     SOURCE OF SHARES. Stock needed to meet the requirements of the Plan will either be purchased in the open market or issued directly by U. S. Steel.


     PRICE OF SHARES PURCHASED IN THE OPEN MARKET. If the shares are purchased in the open market, your price per share will be the weighted average price of the shares purchased on that day, or those days. With respect to open market purchases, the Administrators will facilitate the purchase of shares for the Plan on any securities exchange where U. S. Steel common stock is traded, in the over-the-counter market or in privately negotiated transactions.


See Schedule II for information about fees. Trading fees paid by U. S. Steel and not charged to you will be reported to you as taxable income on Form 1099-DIV. All computations of shares are calculated to three decimals and fractional shares are credited to your Plan account.

     PRICE OF SHARES PURCHASED FROM U. S. STEEL. If the shares are purchased from U. S. Steel, your price per share (the "Purchase Price") will be the average of the daily high and low sale prices as reported on the New York Stock Exchange (the "NYSE") Composite Tape (the "NYSE Composite"). If there is no trading of U. S. Steel common stock on the NYSE on the day the price per share is to be determined, the Purchase Price will be determined by U. S. Steel on the basis of such market quotations as it considers appropriate.


Because the method for purchasing shares may periodically change between the above options, there can be no assurance that the method for determining your price per share will not change. To obtain the current method, please call (412) 433-4707.


     DISCOUNT.  Shares purchased under the Plan may, IN THE SOLE DISCRETION OF
U. S. STEEL, be subject to a discount of 0 to 3% ("Discount"). The Discount will be established in U. S. Steel's sole discretion after a review of current market conditions, the level of participation and current and projected capital needs. The Discount will apply to initial and optional cash investments and the reinvestment of dividends. The Discount will be subtracted from the Purchase Price of shares purchased for the Plan. Notice will be given to participants or a public announcement will be made upon the implementation or discontinuance of any Discount.
 PURCHASES EXCEEDING PLAN LIMITS--DISCOUNT IN EFFECT

The following discussion pertains only to purchases for which a Waiver of Limitation has been obtained when the Discount is in effect. The terms set forth below will apply to the full amount for which a waiver has been obtained. For example, if a waiver is obtained to make an optional cash purchase of $20,000, or $10,000 over the limit, the full $20,000 will be subject to these terms.

For a list of important dates and terms with respect to purchases exceeding Plan limits when a Discount is in effect, see Schedule I. Schedule I is only a guide; actual dates may be obtained by calling (412) 433-4707.

-- PURCHASE INTERVALS


The General Administrator will use optional cash investments for which a waiver has been obtained to purchase shares of U. S. Steel common stock once each month. To the extent dividends are declared, the General Administrator will use reinvested dividends to facilitate the purchase of shares on a quarterly basis.


-- SOURCE AND PRICING OF SHARES

     SOURCE OF SHARES. Stock required to meet the requirements of the Plan when a Discount is in effect will be issued directly by U. S. Steel.

     PRICE OF SHARES. Your price per share will be the average of the daily high and low sales prices of U. S. Steel common stock on the NYSE Composite for the twelve Trading Days immediately preceding the relevant Investment Date, less the Discount.

     SEE SCHEDULE I FOR A LIST OF RELEVANT DATES AND DEFINITIONS.

  O A "Trading Day" means a day on which trades of the U. S. Steel common stock are reported on the NYSE.

  O The twelve Trading Days immediately preceding the relevant Investment Date is the relevant "Pricing Period."

-- TIMING. Shares purchased from U. S. Steel will be purchased on the Investment Date which is on or about the tenth of each month.

IN ORDER FOR SUCH FUNDS TO BE INVESTED ON THE NEXT INVESTMENT DATE, U. S. STEEL MUST BE IN RECEIPT OF FUNDS ON OR BEFORE THE BUSINESS DAY IMMEDIATELY PRECEDING THE FIRST DAY OF THE RELATED PRICING PERIOD. U. S. STEEL WILL RETURN, WITHOUT INTEREST, ANY PAYMENTS RECEIVED AFTER THE CLOSE OF BUSINESS ON THE BUSINESS DAY IMMEDIATELY PRECEDING THE FIRST DAY OF THE PRICING PERIOD AND BEFORE THE RELATED INVESTMENT DATE

-- THRESHOLD PRICE LIMIT


With respect to optional cash purchases exceeding plan limits when the Discount is in effect, U. S. Steel will establish for each Pricing Period a minimum price (the "Threshold Price") applicable to the purchase of newly issued shares of U.
S. Steel common stock. The Threshold Price and return procedure, discussed below, do not apply to the reinvestment of dividends.


The Threshold Price will be established by U. S. Steel two business days prior to the Record Date at U. S. Steel's sole discretion after a review of current market conditions and other relevant factors. It will be a stated dollar amount and the average of the high and low sale prices on the NYSE Composite for a Trading Day of the Pricing Period must equal or exceed it.

If the Threshold Price is not equaled or exceeded for a Trading Day of the Pricing Period, then that Trading Day and the trading prices for that day will be excluded from the Pricing Period and the determination of the purchase price. A day will also be excluded from the Pricing Period and the determination of the purchase price if there are no trades of U. S. Steel common stock reported on the NYSE for such day. For example, if the Threshold Price is not equaled or exceeded for three of the twelve Trading Days, then the purchase price will be based upon the remaining nine Trading Days for which the Threshold Price was equaled or exceeded.

Each Trading Day of a Pricing Period for which the Threshold Price is not equaled or exceeded or each day for which there are no trades of U. S. Steel common stock reported on the NYSE will cause the return of a portion of your optional cash investment. The returned amount will equal one-twelfth of the total amount of the optional cash investment for which the relevant Waiver of Limitation was received for each Trading Day that the Threshold Price is not equaled or exceeded or for each day no such sales are reported. For example, if the Threshold Price is not equaled or exceeded or no such sales are reported for three Trading Days, 3/12 (or 25%) of your optional cash investment for which the relevant Waiver of Limitation was received will be returned without interest to you.

 CONTROL OVER PURCHASES


Unless otherwise provided herein, U. S. Steel decides whether purchases are to be made in the open market or from U. S. Steel and the Administrators engage a bank or other agent for purposes of making open market purchases. Neither U. S. Steel, nor any participant in the Plan has the authority or power to control either the timing or pricing of shares purchased in the open market.


If you send in an initial or optional cash investment, it is possible that the market price of U. S. Steel common stock could go up or down before your funds are used to purchase stock. Further, U. S. Steel may change the method of stock purchase (purchase in the open market or from U. S. Steel) at any time after the three month period following the last such change. THIS MEANS, YOU WILL NOT BE ABLE TO PRECISELY TIME YOUR PURCHASES THROUGH THE PLAN AND WILL BEAR THE MARKET RISK ASSOCIATED WITH FLUCTUATIONS IN THE PRICE OF U. S. STEEL COMMON STOCK.

IN ADDITION, YOU WILL NOT EARN INTEREST ON INITIAL OR OPTIONAL CASH INVESTMENTS FOR THE PERIOD BEFORE THE SHARES ARE PURCHASED.
 SALE OF SHARES FOR THE PLAN

TIMING AND CONTROL


You can sell any number of shares held by an Administrator, Held Shares, in your Plan account by notifying the General Administrator. The General Administrator will endeavor to arrange sales weekly on Friday, provided that it has been advised of such sale no later than 2:00 p.m. (Eastern Time) of the preceding day. If Friday is not a business day or, if for any reason the General Administrator cannot facilitate the sale of your shares, the General Administrator will endeavor to arrange for the sale of the shares on the preceding day or the next day that its office and the NYSE are open. The sale price will be the weighted average price of all Plan shares sold on that sale date for Plan participants. You will receive the proceeds of the sale less (i) any applicable fee (See Schedule II, "Plan Service Fees") and (ii) any required tax withholdings.


YOU WILL NOT BE ABLE TO PRECISELY TIME YOUR SALES THROUGH THE PLAN AND WILL BEAR THE MARKET RISK ASSOCIATED WITH FLUCTUATION IN THE PRICE OF U. S. STEEL COMMON STOCK. That is, if you send in a request to sell shares, it is possible that the market price of U. S. Steel common stock could go down or up before your shares are sold. In addition, you will not earn interest on a sales transaction.


You can choose to sell your shares through a stockbroker of your choice, in which case you should request a certificate for your shares from the General Administrator. Allow two weeks for delivery of the certificate. (See "Issuance of Certificates" on page 27.)

 SAFEKEEPING OF YOUR STOCK CERTIFICATES AND BOOK ENTRY

Any participant in the Plan may use the Plan's "safekeeping" service to deposit
U. S. Steel common stock certificates, whether or not dividends are reinvested. Safekeeping is beneficial because you no longer bear the risk and cost associated with the loss, theft, or destruction of stock certificates.

With safekeeping, you have the option of reinvesting all, a portion or none of your dividends. You may also take advantage of the sale of shares feature of the Plan. If you decide you no longer want to use the safekeeping service, a certificate will be issued upon request. (See "Issuance of Certificates" on page 27.)



To use the safekeeping service, send your certificates to the General Administrator by registered mail with written instructions to deposit them for safekeeping. At the time of mailing, the shares should be insured for approximately 2% of the value of the shares. Do not endorse the certificates or complete the assignment section. The address of the current General Administrator is in Schedule III, attached hereto.



Your shares of U. S. Steel common stock that are held by an Administrator will be maintained in your Plan account for safekeeping in book entry form. You will receive a quarterly statement detailing the status of your holdings.



Shares held by an Administrator, Held Shares, may take as long as two weeks to be certificated and mailed to you after our receipt of notice to do so. THIS MEANS SALES OF HELD SHARES ARE SUBJECT TO RISKS ASSOCIATED WITH CHANGES IN THE MARKET PRICE DURING EITHER (A) THE PERIOD REQUIRED TO CERTIFICATE AND DELIVER SHARES, FOR SALES BY YOU, OR (B) THE PERIOD REQUIRED FOR U. S. STEEL TO SELL YOUR SHARES (see "Sale of Shares for the Plan-Timing and Control", on page 25).

 GIFTS, TRANSFERS AND PLEDGES OF SHARES

YOU CAN GIVE OR TRANSFER SHARES OF U. S. STEEL COMMON STOCK TO ANYONE YOU CHOOSE
BY:

  O Making an initial $500 cash investment to establish a Plan account in the recipient's name; or

  O Submitting an optional cash investment on behalf of an existing stockholder in the Plan in an amount not less than $50 nor more than $10,000; or

  O Transferring shares from your Plan account to the recipient (minimum of five shares to each new Plan account).


You may transfer shares to new or existing stockholders. The General Administrator will automatically assign to such transferred shares full dividend reinvestment status. New participants and existing participants, at their discretion, may elect another investment option by providing written notice to the General Administrator. If you participate in dividend reinvestment and you request to either (a) transfer all of your shares or (b) make a partial sale and transfer the balance of your shares between the ex-dividend and the dividend record date, the processing of your request may be held until after your Plan account is credited with reinvested dividends. This holding period could be as long as three weeks.


To transfer shares, you must have your signature guaranteed by a financial institution participating in the Medallion Guarantee Program (generally a broker or a bank). The Medallion Guarantee Program ensures that the individual signing the certificate or stock power is in fact the registered owner.

Held Shares may not be pledged and any such purported pledge shall be void. If you want to pledge your shares, you must first request that such shares be certificated and delivered to you (see "Issuance of Certificates", below).


If you need additional assistance, please call the General Administrator.

 ISSUANCE OF CERTIFICATES


If you wish to withdraw from the Plan at any time, a certificate may be issued to you for all whole shares held in the Plan for you by the General Administrator. Any fractional shares in the account will be cancelled and a check for the proceeds (less applicable fees) will be issued and mailed to you. Your Plan account will be closed.



You may also have a certificate issued for whole shares without removing those shares from Plan participation. Dividends, for your certificated shares and any remaining Held Shares will continue to be reinvested in U. S. Steel common stock unless the General Administrator is specifically advised to discontinue reinvestment.


Certificates will be issued in the name(s) under which the Plan account is registered, unless otherwise instructed. If the certificate is to be issued in a name other than your Plan account registration name, the signature on the instructions or stock power authorizing the issuance must be guaranteed by a financial institution participating in the Medallion Guarantee Program, as described above. You should receive your certificate approximately two weeks from our receipt of your request.
 TRACKING YOUR INVESTMENTS


The General Administrator will mail you a quarterly statement showing all transactions (shares, amounts invested, purchase prices) for your Plan account including year-to-date and other Plan account information. Supplemental statements or notices will be sent when you make an initial or optional cash investment or a deposit, transfer or withdrawal of shares.


PLEASE RETAIN YOUR STATEMENTS TO ESTABLISH THE COST BASIS OF SHARES PURCHASED UNDER THE PLAN FOR INCOME TAX AND OTHER PURPOSES AND TO AVOID PLAN ACCOUNT RESEARCH FEES.


You should notify the General Administrator promptly of any change in address since all notices, statements and reports will be mailed to your address of record.

 U.S. FEDERAL INCOME TAX INFORMATION


Cash dividends reinvested under the Plan will be taxable as having been received by you even though you have not actually received them in cash. Any Discount on cash purchases and any Discount on dividend reinvestments is treated as a dividend to the shareholder. You will receive an annual statement from the General Administrator indicating the amount of reinvested dividends and Discounts reported to the U.S. Internal Revenue Service as dividend income. The statement will also reflect any trading fees paid by U. S. Steel on your behalf for purchases of shares.


You will not realize gain or loss for U.S. Federal income tax purposes upon deposit of shares into the Plan or the withdrawal of whole shares from the Plan. You will, however, generally realize gain or loss upon the sale of shares (including the receipt of cash for fractional shares) held in the Plan.


Plan participants who are non-resident aliens or non-U.S. corporations, partnerships or other entities generally are subject to a withholding tax on dividends paid on shares held in the Plan. The General Administrator is required to withhold from dividends paid the appropriate amount determined in accordance with U.S. Treasury regulations. Any applicable withholding tax may be determined by treaty between the U.S. and the country in which such participant resides. Accordingly, the amount of any dividends, net of the applicable withholding tax, will be credited to participant Plan accounts for the investment in additional common stock.

The above summary is not a comprehensive summary of all of the tax considerations that may be relevant to a participant in the Plan. Therefore, you are urged to consult your tax advisors regarding the consequences of participation in the Plan.
 MISCELLANEOUS

-- VOTING OF PROXIES

A proxy card will be mailed to you for all shares in your Plan account. Your shares will be voted as indicated by you. If you do not return the proxy card or if you return it unsigned, none of your shares will be voted.


-- RESPONSIBILITY OF THE ADMINISTRATORS AND U. S. STEEL


NEITHER U. S. STEEL NOR ANY ADMINISTRATOR NOR ANY AGENT WILL BE LIABLE FOR ANY ACT THEY DO IN GOOD FAITH OR FOR ANY GOOD FAITH OMISSION TO ACT. This includes, without limitation, any claims of liability for:

  O failure to terminate your Plan account upon your death prior to receiving written notice of such death; or

  O purchases or sales prices reflected in your Plan account or the dates of purchases or sales of your Plan shares; or

  O any fluctuation in the market value after purchase or sale of shares.

NOTWITHSTANDING THE FOREGOING, WE SHALL NOT BE RELIEVED FROM ANY LIABILITY IMPOSED UNDER ANY FEDERAL, STATE OR OTHER APPLICABLE SECURITY LAW THAT CANNOT BE WAIVED.

NEITHER U. S. STEEL NOR ANY ADMINISTRATOR CAN ASSURE YOU A PROFIT OR PROTECT YOU AGAINST A LOSS ON THE SHARES YOU PURCHASE UNDER THE PLAN.

-- DIVIDENDS

The terms of U. S. Steel's indebtedness limit the ability of U. S. Steel to pay dividends. Subject to these limitations, the declaration of dividends on U. S. Steel common stock is at the discretion of U. S. Steel's board of directors and will be declared and paid after consideration of various factors, including, without limitation, the earnings and financial condition of U. S. Steel. The board of directors of U. S. Steel has the right to change the amount of dividends at any time.

-- PLAN MODIFICATION OR TERMINATION

U. S. STEEL RESERVES THE RIGHT TO SUSPEND, MODIFY OR TERMINATE THE PLAN AT ANY TIME. You will receive notice of any such suspension, modification or termination. U. S. Steel and any other Administrator also reserve the right to change any and all administrative procedures and costs/fees associated with the Plan.

-- CHANGE OF ELIGIBILITY OR TERMINATION


You will remain a participant of the Plan until you withdraw from the Plan or the Plan is terminated. U. S. Steel reserves the right to deny, suspend or terminate participation by a stockholder who is using the Plan for purposes inconsistent with the intended purpose of the Plan. In such event, the General Administrator will notify you in writing and will issue a certificate to you.


If the number of shares on which dividends are reinvested falls below one share, your participation in the Plan may be automatically terminated and a check will be sent to you for any fractional share remaining.

-- FOREIGN PARTICIPATION

If you live outside of the U. S., you should first determine if there are any laws or governmental regulations that would prohibit your participation in the Plan. U. S. Steel reserves the right to terminate participation of any stockholder if it deems it advisable under any foreign laws or regulations.

-- INTERPRETATION

U. S. Steel may adopt rules and regulations to facilitate the administration of the Plan. Any question of interpretation under the Plan will be determined by U.
S. Steel and any such determination will be final.

The Plan, all related forms and your Plan account shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania and cannot be modified orally.

                                USE OF PROCEEDS

We will receive no proceeds when we use common stock purchased on the open market for the plan. When we use original issue common stock for the plan, we will use the proceeds for general corporate purposes.

                              PLAN OF DISTRIBUTION


Except to the extent an Administrator facilitates the purchases of U. S. Steel common stock ("Common Shares") in open market transactions, the Common Shares acquired under the Plan will be sold directly by U. S. Steel through the Plan.
U. S. Steel may sell Common Shares to owners of shares (including brokers or dealers) who, in connection with any resales of such shares, may be deemed to be underwriters. In connection with any such transaction, compliance with Regulation M under the Securities Exchange Act of 1934 would be required. Such shares, including shares acquired pursuant to waivers granted with respect to the initial or optional cash purchase feature of the Plan, may be resold in market transactions (including coverage of short positions) on any national securities exchange on which Common Shares trade or in privately negotiated transactions. The Common Shares are currently listed on the NYSE. Under certain circumstances, it is expected that a portion of the Common Shares available for issuance under the Plan will be issued pursuant to such waivers. The difference between the price such owners pay to U. S. Steel for Common Shares acquired under the Plan, after deduction of the applicable discount from the purchase price, and the price at which such shares are resold, may be deemed to constitute underwriting commissions received by such owners in connection with such transactions. Any such underwriter involved in the offer and sale of the Common Shares will be named in an applicable prospectus supplement. Any underwriting compensation paid by U. S. Steel to underwriters or agents in connection with the offering of the Common Shares, and any discounts, concessions or commissions allowed by underwriters to participating dealers, will be set forth in an applicable prospectus supplement.



Except with respect to open market purchases of Common Shares relating to reinvested distributions, U. S. Steel will pay any and all brokerage commissions and related expenses incurred in connection with purchases of Common Shares under the Plan. Upon withdrawal by a participant from the Plan by the sale of Common Shares held under the Plan, the participant will receive the proceeds of such sale less (i) a nominal fee per transaction (see Schedule II, "Plan Service Fees") paid to the General Administrator (if such resale is facilitated by the General Administrator at the request of a participant), (ii) any related brokerage commissions and (iii) any applicable transfer taxes.

Common Shares may not be available under the Plan in all states. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any Common Shares or other securities in any state or any other jurisdiction to any person to whom it is unlawful to make such offer in such jurisdiction.

                     FOR MORE INFORMATION ABOUT U. S. STEEL

U. S. Steel files annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission under the Securities Exchange Act of 1934. You may read and copy this information at the following location of the Securities and Exchange Commission:

                             Public Reference Room
                             450 Fifth Street, N.W.
                                   Room 1024
                             Washington, D.C. 20549

You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.

You can also inspect reports, proxy statements and other information about U. S. Steel at the offices of the National Association of Securities Dealers, Inc., 9513 Key West Avenue, Rockville, Maryland 20850.

The Securities and Exchange Commission also maintains an Internet worldwide web site that contains reports, proxy statements and other information about issuers, like U. S. Steel, who file electronically with the Securities and Exchange Commission. The address of that site is http://www.sec.gov.

                      DOCUMENTS INCORPORATED BY REFERENCE

The SEC allows us to "incorporate by reference" into this prospectus the information in documents we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and later information that we file with the SEC will update and supersede this information. We incorporate by reference the following documents and any future filings we make with the SEC under Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until the termination of the offering:

        (a) U. S. Steel's Annual Report on Form 10-K for the year ended December 31, 2002;

        (b) U. S. Steel's Proxy Statement on Schedule 14A, dated March 14, 2003;


        (c) U. S. Steel's Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30, and September 30, 2003, and



        (d) U. S. Steel's Current Reports on Form 8-K dated January 9, January 28, February 3, February 4, February 10, March 31, March 31, April 1, April 11, April 21, April 29, May 6, May 20, June 30, September 12, September 22, September 30, October 10, and October 28, 2003.


Any statement contained in a document incorporated by reference to this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed to constitute a part of this prospectus except as so modified or superseded.

U. S. STEEL WILL PROVIDE WITHOUT CHARGE, UPON WRITTEN OR ORAL REQUEST, TO EACH PERSON TO WHOM A COPY OF THIS PROSPECTUS IS DELIVERED A COPY OF ANY OF THE DOCUMENTS INCORPORATED HEREIN BY REFERENCE (NOT INCLUDING THE EXHIBITS TO SUCH DOCUMENTS, UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE IN SUCH DOCUMENTS). REQUESTS SHOULD BE DIRECTED TO UNITED STATES STEEL CORPORATION, 600 GRANT STREET, PITTSBURGH, PENNSYLVANIA 15219-2800, ATTENTION: SHAREHOLDER SERVICES, TELEPHONE (412) 433-4801.

                                    EXPERTS

The consolidated financial statements of United States Steel Corporation incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2002 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.


The consolidated financial statements of National Steel Corporation and Subsidiaries (Debtor-in-Possession) as of December 31, 2002 and 2001, and for each of the three years in the period ended December 31, 2002, appearing in the
U. S. Steel Current Report on Form 8-K dated May 20, 2003, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon (which contains an explanatory paragraph describing conditions that raise substantial doubt about National Steel Corporation's ability to continue as a going concern as described in Note 1 to the consolidated financial statements) incorporated by reference herein, in reliance upon such report given on the authority of such firm as experts in accounting and auditing.


                                 LEGAL MATTERS

The validity of the issuance of the shares of U. S. Steel common stock offered hereby will be passed upon for U. S. Steel by Dan D. Sandman, Esq., Vice Chairman and Chief Legal & Administrative Officer, General Counsel and Secretary of U. S. Steel, Stephan K. Todd, Esq., Vice President-Law and Environmental Affairs of U. S. Steel, or by Robert M. Stanton, Esq., Assistant General Counsel-Corporate and Assistant Secretary of U. S. Steel. Messrs. Sandman, Todd and Stanton, in their respective capacities as set forth above, are paid salaries by U. S. Steel, participate in various employee benefit plans offered by U. S. Steel and own common stock of U. S. Steel.

                                                                      SCHEDULE I

                  UNITED STATES STEEL CORPORATION COMMON STOCK
                           DIVIDEND REINVESTMENT AND
                              STOCK PURCHASE PLAN
                      LIST OF IMPORTANT DATES THROUGH 2007
                    APPLICABLE ONLY IF DISCOUNT IS IN EFFECT


               (C)              (D)            (E)                              (G)
       THRESHOLD PRICE AND       *        OPTIONAL CASH          (F)
       WAIVER DISCOUNT, IF     RECORD    INVESTMENTS MUST   PRICING PERIOD   INVESTMENT
CYCLE  ANY, WILL BE SET BY:    DATE:     BE RECEIVED BY:     START DATE:       DATE:
-----  --------------------   --------   ----------------   --------------   ----------
B....        12/17/03         12/19/03       12/22/03          12/23/03        1/12/04
B....         1/16/04          1/21/04        1/22/04           1/23/04        2/10/04
A....         2/13/04          2/18/04        2/20/04           2/23/04        3/10/04
B....         3/18/04          3/22/04        3/23/04           3/24/04        4/12/04
B....         4/16/04          4/20/04        4/21/04           4/22/04        5/10/04
A....         5/17/04          5/19/04        5/21/04           5/24/04        6/10/04
B....         6/17/04          6/21/04        6/22/04           6/23/04        7/12/04
B....         7/19/04          7/21/04        7/22/04           7/23/04        8/10/04
A....         8/16/04          8/18/04        8/23/04           8/24/04        9/10/04
B....         9/17/04          9/21/04        9/22/04           9/23/04       10/11/04
B....        10/19/04         10/21/04       10/22/04          10/25/04       11/10/04
A....        11/15/04         11/17/04       11/22/04          11/23/04       12/10/04
B....        12/16/04         12/20/04       12/21/04          12/22/04        1/10/05
B....         1/19/05          1/21/05        1/24/05           1/25/05        2/10/05
A....         2/14/05          2/16/05        2/18/05           2/22/05        3/10/05
B....         3/17/05          3/21/05        3/22/05           3/23/05        4/11/05
B....         4/18/05          4/20/05        4/21/05           4/22/05        5/10/05
A....         5/16/05          5/18/05        5/23/04           5/24/05        6/10/05
B....         6/16/05          6/20/05        6/21/05           6/22/05        7/11/05
B....         7/19/05          7/21/05        7/22/05           7/25/05        8/10/05
A....         8/15/05          8/17/05        8/23/05           8/24/05        9/12/05
B....         9/16/05          9/20/05        9/21/05           9/22/05       10/10/05
B....        10/19/05         10/21/05       10/24/05          10/25/05       11/10/05
A....        11/14/05         11/16/05       11/22/05          11/23/05       12/12/05
B....        12/15/05         12/19/05       12/20/05          12/21/05        1/10/06
B....         1/19/06          1/23/06        1/24/06           1/25/06        2/10/06
A....         2/14/06          2/16/06        2/21/06           2/22/06        3/10/06
B....         3/17/06          3/21/06        3/22/06           3/23/06        4/10/06
B....         4/18/06          4/20/06        4/21/06           4/24/06        5/10/06
A....         5/15/06          5/17/06        5/23/06           5/24/06        6/12/06
B....         6/15/06          6/19/06        6/20/06           6/21/06        7/10/06
B....         7/19/06          7/21/06        7/24/06           7/25/06        8/10/06
A....         8/14/06          8/16/06        8/22/06           8/23/06        9/11/06

               (C)              (D)            (E)                              (G)
       THRESHOLD PRICE AND       *        OPTIONAL CASH          (F)
       WAIVER DISCOUNT, IF     RECORD    INVESTMENTS MUST   PRICING PERIOD   INVESTMENT
CYCLE  ANY, WILL BE SET BY:    DATE:     BE RECEIVED BY:     START DATE:       DATE:
-----  --------------------   --------   ----------------   --------------   ----------
B....         9/18/06          9/20/06        9/21/06           9/22/06       10/10/06
B....        10/19/06         10/23/06       10/24/06          10/25/06       11/10/06
A....        11/14/06         11/16/06       11/21/06          11/22/06       12/11/06
B....        12/15/06         12/19/06       12/20/06          12/21/06        1/10/07
B....         1/19/07          1/23/07        1/24/07           1/25/07        2/12/07
A....         2/16/07          2/21/07        2/21/07           2/22/07        3/12/07
B....         3/16/07          3/20/07        3/21/07           3/22/07        4/10/07
B....         4/18/07          4/20/07        4/23/07           4/24/07        4/10/07
A....         5/14/07          5/16/07        5/22/07           5/23/07        6/11/07
B....         6/15/07          6/19/07        6/20/07           6/21/07        7/10/07
B....         7/19/07          7/23/07        7/24/07           7/25/07        8/10/07
A....         8/14/07          8/16/07        8/21/07           8/22/07        9/10/07
B....         9/18/07          9/20/07        9/21/07           9/24/07       10/10/07
B....        10/19/07         10/23/07       10/24/07          10/25/07       11/10/07
A....        11/19/07         11/21/07       11/21/07          11/21/07       12/10/07
B....        12/17/07         12/19/07       12/20/07          12/21/07        1/10/08

---------------

A.  Investment of optional cash investments and reinvestment of dividends.

B.  Investment of optional cash investments only.

C. The Threshold Price and Waiver Discount (if any) will be established two business days prior to the Record Date.

D. The Record Date for dividend months (those indicated by the letter "A" in the cycle column) will be established by the Board of Directors. The Record Date for non-dividend months (those indicated by the letter "B" in the cycle column) will be two business days immediately preceding the first day of the Pricing Period.


E. Optional cash investments are due by the last business day prior to commencement of the Pricing Period.


F. The Pricing Period will be the twelve consecutive Trading Days ending on the Trading Day immediately preceding the Investment Date.

G. The Investment Date will be the dividend payment date during a month in which a cash dividend is paid and in any other month, will be the tenth calendar day of such month, however, if either the dividend payment date or such tenth day falls on a date when the New York Stock Exchange is closed, the Investment Date will be the first day following on which the New York Stock Exchange is open.


                                   U.S. EQUITY MARKETS CLOSED
                            -----------------------------------------
                            2003     2004     2005     2006     2007
                            -----    -----    -----    -----    -----
New Years Day                         1/1      1/1      1/1      1/1
Martin L. King Day                   1/19     1/17     1/16     1/15
Presidents Day                       2/16     2/21     2/20     2/19
Good Friday                           4/9     3/25     4/14      4/6
Memorial Day                         5/31     5/30     5/29     5/28
Independence Day                      7/5      7/4      7/4      7/4
Labor Day                             9/6      9/5      9/4      9/3
Thanksgiving Day                     11/25    11/24    11/23    11/22
Christmas Day               12/25    12/25    12/25    12/25    12/25


* Record Dates in dividend months (February, May, August and November) are established as 3rd Wednesday of month unless that day is 15th, then date is 16th.

                                                                     SCHEDULE II

                  UNITED STATES STEEL CORPORATION COMMON STOCK
                           DIVIDEND REINVESTMENT AND
                              STOCK PURCHASE PLAN

PLAN SERVICE FEES


ENROLLMENT FEE FOR NEW INVESTORS.........   $10.00 per Account Enrollment
REINVESTMENT OF DIVIDENDS................   No Charge
PURCHASE OF SHARES (via check)...........   $0.05 per Share
PURCHASE OF SHARES (via Automatic
  Investment)............................   No Charge
SALE OF SHARES:
     Transaction Fee.....................   No Charge
     Trading Fee.........................   $0.10 per Share
GIFT OR TRANSFER OF SHARES...............   No Charge
SAFEKEEPING OF STOCK CERTIFICATES........   No Charge
CERTIFICATE ISSUANCE.....................   No Charge
RETURNED CHECKS..........................   $25.00 per Check
DUPLICATE STATEMENTS:
     Current Year........................   No Charge
     Prior Year(s).......................   $5.00 per Year, up to $25 Maximum

The fee for duplicate statements must be paid in advance. In all other cases, the applicable fees will be deducted from either the investment or proceeds from a sale.

Any fees paid by USS for which you are not charged will be reported to you as taxable income on Form 1099-Div.


Depending upon whether U. S. Steel is an Administrator, U. S. Steel may receive all, or a portion, of the fees related to Plan services. Our estimated annual cost to operate the Plan is $400,000. Some or all of these costs may be recovered through these Plan service fees.


All fees, including those for which there is currently "No Charge", are subject to change; however, we will not change any fees without first notifying you.

                                      SII-1

                                                                    SCHEDULE III

ADDITIONAL INFORMATION

For recorded information concerning the following Plan features, Call (412) 433-4707.

     Current Administrator Information
     Discount
     Threshold Price
     Requests for Waivers
     Source of Shares--Open Market Purchase or U. S. Steel Issuance


CURRENT ADMINISTRATOR INFORMATION



We currently have two Administrators of the Plan, Wells Fargo Shareowner Services ("Wells Fargo") and U. S. Steel Shareholder Services. Wells Fargo is the Initial Purchase Administrator and handles all initial purchases, that is purchases by those who do not own any of our common stock at the time of their first Plan purchase. U. S. Steel Shareholder Services is the General Administrator and will administer all other transactions.



  Initial Purchase Administrator


  For those who do not currently own any common stock of United States Steel Corporation, please direct all initial inquiries, initial enrollment forms, and initial purchase monies to the Initial Purchase Administrator, Wells Fargo Bank Minnesota, N.A., at:



        WELLS FARGO SHAREOWNER SERVICES


        P.O. BOX 64856


        ST. PAUL, MN 55164-0856


        1-866-280-0244



  Please make all initial purchase checks payable to WELLS FARGO SHAREOWNER SERVICES.



  General Administrator


  For all purchases and inquiries, other than those respecting initial purchases (see above), about the Plan, please contact the General Administrator, United States Steel Shareholder Services:



Telephone:                   (412)433-4801
Facsimile:                   (412)433-4818
Email:         SHAREHOLDERSERVICES@USS.COM


  Make all checks, other than for first time purchases by non-owners of our common Stock (see Initial Purchase Administrator, above), payable to: UNITED STATES STEEL CORPORATION.



  Send written correspondence and optional cash investments to:


        UNITED STATES STEEL CORPORATION
        SHAREHOLDER SERVICES
        600 GRANT STREET, ROOM 611
        PITTSBURGH, PA 15219-2800


 Please include your daytime telephone number. Please use the transaction stub at top of your quarterly statement for optional cash investments.


                                      SIII-1

                      [This Page Intentionally Left Blank]

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

Securities and Exchange Commission filing fee...............  $ 4,125
Costs of printing and engraving.............................   14,000
Accounting fees and expenses................................   40,000
Miscellaneous expenses......................................   20,000
                                                              -------
     Total..................................................  $78,125
                                                              =======

All of the foregoing expenses are estimated except for the Securities and Exchange Commission filing fee.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Article V of the By-Laws of United States Steel Corporation (the "Corporation") provides that the Corporation shall indemnify to the fullest extent permitted by law any person who is made or is threatened to be made a party or is involved in any action, suit, or proceeding whether civil, criminal, administrative or investigative by reason of the fact that he is or was a director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, enterprise, or nonprofit entity.

The Corporation is empowered by Section 145 of the Delaware General Corporation Law, subject to the procedures and limitations stated therein, to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that such person is or was an officer, employee, agent or director of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The Corporation may indemnify any such person against expenses (including attorneys' fees) in an action by or in the right of the Corporation under the same conditions, except that no indemnification is permitted without judicial approval if such person is adjudged to be liable to the Corporation. To the extent a director or officer is successful on the merits or otherwise in the defense of any action referred to above, the Corporation must indemnify him against the expenses which he actually and reasonably incurred in connection therewith.

Policies of insurance are maintained by the Corporation under which directors and officers of the Corporation are insured, within the limits and subject to the limitations of the policies, against certain expenses in connection with the defense of actions, suits or proceedings, and certain liabilities which might be imposed as a result of such actions, suits or proceedings, to which they are parties by reason of being or having been such directors or officers.

The Corporation's Certificate of Incorporation provides that no director shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty by such director as a director, except (i) for breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.

ITEM 16. LIST OF EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a) See Exhibit Index.

(b) All schedules are omitted because they are not applicable or the required information is contained in the respective financial statements or notes thereto.

ITEM 17. UNDERTAKINGS.

(a) The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post- effective amendment to the registration statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

          Provided however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference herein.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the bona fide offering thereof.

          (3) To remove from registration by means of post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The Corporation hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Corporation's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Corporation pursuant to the foregoing provisions, or otherwise, the Corporation has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Corporation of expenses incurred or paid by a director, officer or controlling person of the Corporation in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Corporation will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES


PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THE REGISTRANT HAS DULY CAUSED THIS REGISTRATION STATEMENT ON FORM S-3 TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF PITTSBURGH, COMMONWEALTH OF PENNSYLVANIA, ON DECEMBER 4, 2003.


                                          UNITED STATES STEEL CORPORATION

                                          By: /s/ LARRY G. SCHULTZ
                                            ------------------------------------
                                              Name: Larry G. Schultz
                                              Title: Vice President & Controller


PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THIS REGISTRATION STATEMENT ON FORM S-3 HAS BEEN SIGNED BELOW BY THE FOLLOWING PERSONS IN THE CAPACITIES INDICATED ON DECEMBER 4, 2003.


                      SIGNATURE                                          TITLE
                      ---------                                          -----

                          *                             Chief Executive Officer and Chairman of
-----------------------------------------------------    Board (Principal Executive Officer and
                   Thomas J. Usher                                     Director)

                          *                             Executive Vice President, Treasurer and
-----------------------------------------------------      Chief Financial Officer (Principal
                Gretchen R. Haggerty                               Financial Officer)

                /S/ LARRY G. SCHULTZ                    Vice President & Controller (Controller)
-----------------------------------------------------
                  Larry G. Schultz

                          *                                             Director
-----------------------------------------------------
                   J. Gary Cooper

                          *                                             Director
-----------------------------------------------------
                  Robert J. Darnall

                          *                                    Vice Chairman and Director
-----------------------------------------------------
                   Roy G. Dorrance

                          *                                             Director
-----------------------------------------------------
                  John G. Drosdick

                          *                                             Director
-----------------------------------------------------
                 Shirley Ann Jackson

                          *                                             Director
-----------------------------------------------------
                   Charles R. Lee

                          *                                             Director
-----------------------------------------------------
                  Frank J. Lucchino

                          *                                   Vice Chairman, Chief Legal &
-----------------------------------------------------     Administrative Officer and Director
                   Dan D. Sandman

                          *                                             Director
-----------------------------------------------------
                  Seth E. Schofield

                      SIGNATURE                                          TITLE
                      ---------                                          -----
                          *                                      President and Director
-----------------------------------------------------
                 John P. Surma, Jr.

                          *                                             Director
-----------------------------------------------------
                 Douglas C. Yearley

*By: /s/ LARRY G. SCHULTZ
-----------------------------------------------------
     Larry G. Schultz, Attorney-in-Fact

                                  EXHIBIT LIST


EXHIBIT
NUMBER    DESCRIPTION
-------   -----------
   *3.1   Restated Certificate of Incorporation of United States Steel
          Corporation dated September 30, 2003.
    3.2   By-laws of United States Steel Corporation dated April 30,
          2002, as currently in effect (incorporated by reference to
          Exhibit 5 to United States Steel's Report on Form 8-A dated
          February 6, 2003).
    4.1   Rights Agreement, dated as of December 31, 2001, by and
          between United States Steel and Mellon Investors Services,
          LLC, as Rights Agent (incorporated by reference to Exhibit 4 to United States Steel's Registration Statement on Form
          8-A/A filed on December 31, 2001).
    4.2   Indenture, dated as of July 27, 2001 (as amended by the
          First Supplemental Indenture dated as of November 26, 2001),
          (incorporated by reference to Exhibit 4 to United States
          Steel's Registration Statement on Form S-4 (File No.
          333-85152) filed March 28, 2002).
    4.3   Form of Indenture for Debt Securities (incorporated by
          reference to Exhibit 4.1 to United States Steel's
          Registration Statement on Form S-3 (File No. 333-84200)
          filed on March 19, 2002).
    4.4   Officer's Certificate setting forth the terms and form of
          the 9  3/4% Notes due 2010 (incorporated by reference to
          Exhibit 4.1 to United States Steel's Current Report on Form
          8-K dated May 20, 2003).
    4.5   Certificate of Designation respecting the Series A Junior
          Preferred Stock (incorporated by reference to Exhibit 4(h)
          to United States Steel Corporation's Form 10-K for the year ended December 31, 2001).
    4.6   Certificate of Designation respecting the 7% Series B
          Mandatory Convertible Preferred Shares (incorporated by
          reference to Exhibit 4(i) to United States Steel
          Corporation's Form 10-K for the year ended December 31,
          2002).
   *5     Opinion of Robert M. Stanton, Esq. regarding the validity of
          United States Steel Corporation common stock to be issued
          pursuant to this Registration Statement.
   23.1   Consent of PricewaterhouseCoopers LLP.
  *23.2   Consent of Robert M. Stanton, Esq. is contained in the
          opinion of counsel filed as Exhibit 5.
   23.3   Consent of Ernst & Young LLP.
  *24     Powers of Attorney


---------------

 * Previously filed.



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